Exhibit 99.1

P.F. CHANG’S CHINA BISTRO, INC.

P.F. Chang’s Announces Resignation of Kenneth May from its Board of Directors

Scottsdale, Arizona, November 12, 2010 – P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) announced today that Kenneth A. May, a member of its Board of Directors since 2007, has resigned from the Board following his recent appointment as President of ES3, a third party logistics provider in the grocery distribution industry. “I have thoroughly enjoyed my time on the P.F. Chang’s Board, and I will truly miss working with the P.F. Chang’s team,” said Ken May. “Ken has been a great contributor to our Board of Directors over the past three years,” said Rick Federico, Co-Chief Executive Officer of P.F. Chang’s. “We wish him the best in his new role and thank him for his service to P.F. Chang’s.”

About the Company
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, Chinese-inspired cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared pan-Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. In addition, the Company has extended the P.F. Chang’s brand to international markets and retail products both of which are operated under licensing agreements.

Contacts
Investor:	Allison Schulder (480) 888-3000 allison.schulder@pfcb.com

Media:	Rachel Gillman Dig Communications (312) 577-1759 rgillman@digcommunications.com